Fund Name	MassMutual MML Mid Cap Value Fund
Series Number	(Series 19)
Name of Affiliate member of underwriting or selling
syndicate	CIBC World Markets Corp.

(A) if part of an issue registered under the Securities Act
of 1933 that is being offered to the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company
Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
(E) if Securities sold in an Eligible Rule 144A Offering

Issuer/Name of Security	EQT Corporation
Description of Security	Common Stock

,	05/03/16

Underwriter(s) from whom purchased	Credit Suisse
Securities (USA) LLC

Syndicate Member(s)	Credit Suisse Securities (USA)
LLC
	J.P. Morgan Securities LLC
	Morgan Stanley & Co. LLC
	BNP Paribas Securities Corp
	Mitsubishi UFJ Securities (USA), Inc
	PNC Capital Markets LLC, Scotia Capital (USA)
Inc
	Scotia Capital (USA) Inc
	 SunTrust Robinson Humphrey, Inc
	CIBC World Markets Corp
	Heikkinen Energy Securities, LLC
	Stifel, Nicolaus & Company, Incorporated
	Tudor, Pickering Holt & Co. Securities, Inc
	USCA Securities LLC







Aggregate Principal amount or Number of Shares
	5,677
Aggregate Purchase Price	$380,359.00
Aggregate principal amount of such class of securities
being offered	$703,500,000.00

Purchase Price per Unit	$67.00

Date First Offered:	05/03/16
Price paid by each other purchaser in the offering or in
any concurrent offering prior to close of first full
business day on which sales are made.	$67.00
Commission, spread or profit (%)	1.61%; $1.08

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment
Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.
For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the
The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of (X) or (Y).
No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.